EXHIBIT 99.1

NEWS

FOR IMMEDIATE RELEASE	CONTACT:	John E. Peck
President and CEO
(270) 885-1171

HOPFED BANCORP, INC. REPORTS FIRST QUARTER RESULTS

HOPKINSVILLE, Ky. (April 23, 2008) – HopFed Bancorp, Inc. (NASDAQ: HFBC) (the “Company”) today reported results for the first quarter ended March 31, 2008. Net income for the first quarter ended March 31, 2008, was $1,492,000, or $0.42 per share (basic and diluted), compared with net income of $1,022,000, or $0.28 per share (basic and diluted), for the first quarter ended March 31, 2007.

Commenting on the first quarter results, John E. Peck, president and chief executive officer, said, “The Company’s net interest margin improved during the quarter as we were able to reduce our cost of liabilities without experiencing a reduction in total deposits. For the three months ended March 31, 2008, the Company’s net interest margin was 3.05%, as compared to 2.89% for the twelve months ended December 31, 2007. Customer demand for deposit services remains robust and the addition of twenty-four cash machines in western Kentucky enhances our visibility in the marketplace. The Company’s loan growth is in line with management’s projections.”

Mr. Peck continued, “The combination of eighteen convenient full service retail locations, 64 cash machines, free online banking with free bill pay and exceptional customer service has resulted in a record growth of new checking account customers. The Bank’s 2008 marketing plan is focused on promoting and growing all deposit accounts, with an emphasis on checking accounts. As a result of these efforts, service charge income in the first quarter of 2008 increased by $175,000 as compared to the first quarter of 2007. Management will continue to focus on improving the Company’s deposit mix, reducing our interest expense while improving our net interest margin and growing non-interest income.”

Commenting on changes in the investment portfolio, Mr. Peck said, “During the first quarter of 2008, the Federal Reserve aggressively reduced the federal funds rate. The reduction in short-term interest rates provided the opportunity for the Company to realize $534,000 in gains on the sales of securities, the vast majority being agency bonds. Coupled with other issues in the credit markets, the Company was able to reinvest these funds into agency mortgage-backed securities at attractive yields.

“In addition, at March 31, 2008, total assets increased to $812.6 million compared with $808.4 million at December 31, 2007, deposits increased to $601.7 million compared with $598.8 million at December 31, 2007, while net loans increased to $585.7 million compared with $576.3 million at December 31, 2007. Federal Home Loan Bank borrowings have decreased to $98.2 million at March 31, 2008, compared to $101.9 million at December 31, 2007.”

HopFed Bancorp, Inc. is the holding company for Heritage Bank headquartered in Hopkinsville, Kentucky. The Bank has eighteen offices in western Kentucky and middle Tennessee as well as Fall & Fall Insurance of Fulton, Kentucky, Heritage Solutions of Murray, Kentucky, Dickson, Tennessee and Pleasant View, Tennessee and Heritage Mortgage Services of Clarksville, Tennessee. The Bank offers a broad line of banking and financial products and services with the personalized focus of a community banking organization. More information about HopFed Bancorp and Heritage Bank may be found on its website www.bankwithheritage.com.

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4155 Lafayette Road, P.O. Box 537, Hopkinsville, KY 42241

Information contained in this press release, other than historical information, may be considered forward-looking in nature and is subject to various risk, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or expected. Among the key factors that may have a direct bearing on the Company’s operating results, performance or financial condition are competition and the demand for the Company’s products and services, and other factors as set forth in filings with the Securities and Exchange Commission.

HOPFED BANCORP, INC.

Selected Financial Data

(In thousands, except per share data)

	Three Months Ended March 31,
	2008	2007
Earnings Summary
Interest income on loans	$10,679	$9,520
Interest income on investments, taxable	1,677	1,967
Interest income on investments, tax exempt	164	122
Interest income on fed funds	58	171

Total interest income	12,578	11,780

Interest expense on deposits	5,463	5,320
Interest expense on subordinated debentures	161	187
Interest expense on repurchase agreements	329	248
Interest expense on FHLB advances	1,068	1,101

Total interest expense	7,021	6,856

Net interest income	5,557	4,924

Provision for loan losses	401	240

Net interest income after provision for loan losses	5,156	4,684

Non-interest income:
Income from financial services	240	301
Gain on sale of investments	534	—
Gain on sale of loans	64	27
Service charges	1,067	892
Income from bank owned life insurance	68	93
Merchant card income	132	119
Other	299	309

Total non-interest income	2,404	1,741

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HFBC Announces First Quarter Results

April 23, 2008

	Three Months Ended March 31,
	2008	2007
Non-interest expense:
Salaries and benefits	$2,901	$2,589
Intangible amortization	220	241
Occupancy expense	687	613
Data processing	534	430
State deposit taxes	128	128
Advertising expense	282	253
Professional services expense	256	370
Postage and telephone expense	155	126
Office supplies expense	80	102
Other operating expenses	171	136

Total non-interest expense	5,414	4,988

Net income before income taxes	2,146	1,437

Income tax expense	654	415

Net income	$1,492	$1,022

Earnings per share - basic	$0.42	$0.28

Earnings per share - diluted	$0.42	$0.28

Dividend per share	$0.12	$0.12

Weighted average shares outstanding - Basic	3,568,556	3,629,520

Weighted average shares outstanding - Diluted	3,583,017	3,654,726

	As of
	March 31, 2008	December 31, 2007
Total assets	$812,611	$808,352
Loans receivable, gross	590,555	581,094
Securities available for sale	146,339	142,310
Securities held to maturity	4,037	14,095
Federal Home Loan Bank stock, at cost	3,943	3,836
Allowance for loan losses	4,862	4,842
Total deposits	601,728	598,753
FHLB borrowings	98,202	101,882
Repurchase agreements	39,181	37,199
Stockholder’s equity	57,250	55,803
Book value per share	$16.02	$15.54
Allowance for loan loss as a percent of gross loans	0.82%	0.83%
Non performing assets as a percent of assets	0.20%	0.12%
Non-accrual loans as a percent of gross loans	0.21%	0.10%
Net yield on interest earning assets	3.05%	2.89%

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